EXHIBIT (a)(1)(b)

THE CALVERT FUND

AMENDMENT TO DECLARATION OF TRUST

AMENDMENT effective December 23, 2016, made to the Declaration of Trust dated March 15, 1982, (hereinafter called the “Declaration”) of The Calvert Fund, a Massachusetts business trust (hereinafter called the “Trust”), by at least a majority of the Trustees of the Trust in office on October 14, 2016 and an affirmative vote of shareholders on December 23, 2016.

NOW, THEREFORE, the undersigned, being the Trustees of the Trust, hereby supplement the Declaration of Trust as follows:

Section 7 of Article XII of the Declaration is hereby amended and restated in its entirety to read as follows:

Section 7. Amendments. This Declaration of Trust may be amended at any time by an instrument in writing signed by a majority of the then Trustees when authorized to do so by a vote of the

Shareholders, provided that Shareholder authorization shall not be required in the case of any amendment (i) having the purpose of changing the name of the Trust,

Fund or class or of supplying any omission, curing any ambiguity or curing,

correcting or supplementing any defective or inconsistent provision contained herein or (ii) which is determined by the Trustees in their sole discretion not to have a material adverse effect on the financial interests of the Shareholders of any series or class of Shares.

* * * * *

IN WITNESS WHEREOF, the undersigned, being a majority of the Trustees of the Trust, have executed this Amendment to the Trust’s Declaration of Trust as of the date first written above.

/s/ Richard L. Baird, Jr.

Richard L. Baird, Jr.

/s/ Alice Gresham Bullock

Alice Gresham Bullock

/s/ Cari M. Dominguez

Cari M. Dominguez

/s/ John G. Guffey, Jr.

John G. Guffey, Jr.

/s/ Miles D. Harper, III

Miles D. Harper, III

/s/ Joy V. Jones

Joy V. Jones

/s/ John H. Streur

John H. Streur

/s/ Anthony A. Williams

Anthony A. Williams